                                 SCHEDULE 13G/A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934

                                Amendment No. 3

                            IMPERIAL SUGAR COMPANY
           ----------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
           ----------------------------------------------------------
                         (Title of Class of Securities)

                                    452835101
           ----------------------------------------------------------
                                 (CUSIP Number)

                              December 31, 2002
           ----------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ] Rule 13d-1(b)
             [X] Rule 13d-1(c)
             [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act.*

CUSIP NO. 452835101                                  13G/A
                 --------------------------------------------------------------------------------
1.       Names of Reporting Persons/I.R.S. Identifications. of Above Persons (Entities Only)

           LONESTAR PARTNERS, LP

                 --------------------------------------------------------------------------------
2.       Check the Appropriate Box is a Member of a Group

                                                                                                    (a) [ ]
                                                                                                    (b) [ ]
                 --------------------------------------------------------------------------------
3.       SEC Use Only

                 --------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         DELAWARE

--------------------------------------------------------------------------------
                       5.       Sole Voting Power
                                747,454
                       --------------------------------------------------------------
       Number of       6.       Shared Voting Power
        Shares                  NONE
     Beneficially      --------------------------------------------------------------
       Owned By        7.       Sole Dispositive Power
         Each                   747,454
       Reporting       --------------------------------------------------------------
        Person         8.       Shared Dispositive Power
         With                   NONE
                 --------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         747,454
                 --------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

                 --------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         7.47%
                 --------------------------------------------------------------------------------

12.      Type of Reporting Person*

         OO
                 --------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT


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ITEM 1   (a)        NAME OF ISSUER

                    IMPERIAL SUGAR COMPANY

         (b)        Address of Issuers Principal Executive Offices

                    One Imperial Square, Suite 200
                    8016 Highway 90-A
                    Sugar Land, Texas 77478


ITEM 2   (a)        NAME OF PERSON FILING

                    LONESTAR PARTNERS, LP

         (b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                    8 Greenway Plaza, Suite 800
                    Houston, Texas 77046


         (c)        CITIZENSHIP

                    Delaware

         (d)        TITLE OF CLASS OF SECURITIES

                    Common Stock

         (e)        CUSIP NUMBER

                    452835101

ITEM 3 This statement is filed pursuant to Rule 13d-2(b) to report any change in the Reporting Person's holdings of the Issuer's common stock within 45 days after the end of the calendar year. The Reporting Person acquired, in three separate transactions, an additional 38,500 shares of the Issuer's common stock since the last Form 13G/A was filed on October 10, 2002.

         If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

ITEM 4   OWNERSHIP

         (a)  Amount beneficially owned:

              747,454

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         (b)  Percent of class:

              7.47%

         (c)  Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote:

                    747,454

              (ii)  Shared power to vote or to direct the vote:

                    NONE

              (iii) Sole power to dispose or to direct the disposition of:

                    747,454

              (iv)  Shared power to dispose or to direct the disposition of:

                    NONE

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities



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         and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        January 10, 2003
                                      ----------------------------------------
                                      Date


                                      LONESTAR PARTNERS, LP
                                      By Southampton Capital Partners, LP,
                                      General Partner,
                                      By Southampton Capital LLC,
                                      General Partner

                                      By /s/ JEROME L. SIMON
                                         -------------------------------------
                                          Jerome L. Simon, Manager




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